Exhibit 99.1
1450 Infinite Drive
Louisville, CO 80027
Tel: (303) 996-5500
Fax: (303) 996-5599
www.replidyne.com
REPLIDYNE ANNOUNCES SECOND QUARTER RESULTS
Strong financial position bolstered by completion of IPO in July 2006
Louisville, CO, August 1, 2006 — Replidyne, Inc. (Nasdaq: RDYN — News) announced today its financial results for the second quarter and six months ended June 30, 2006.
For the second quarter ended June 30, 2006, Replidyne reported a loss attributable to common stockholders of $8.9 million, or $5.79 per common share, compared to a loss of $8.4 million, or $8.31 per common share, for the second quarter of 2005. Net loss attributable to common stockholders for the second quarter of 2006 included preferred stock dividends and accretion of $2.7 million that accrued due to the related preferred shares remaining outstanding through the closing of its initial public offering on July 3, 2006. After adjusting for preferred stock dividends and accretion, net loss for the period was $6.2 million and, on a pro forma basis after giving effect to the conversion of all preferred stock into common stock, net loss per share was $0.29 per share for the second quarter of 2006 compared to a net loss of $7.1 million in the second quarter of 2005. For the six month period ended June 30, 2006, the Company reported a loss attributable to common stockholders of $19.2 million, or $12.98 per common share, including preferred stock dividends and accretion of $5.3 million compared to $15.1 million, or $16.69 per common share, for the corresponding six month period in 2005. After adjusting for preferred stock dividends and accretion, net loss for the six month period ended June 30, 2006 was $13.9 million and, on a pro forma basis after giving effect to the conversion of all preferred stock into common stock, net loss per share was $0.67 per share compared to a net loss of $12.5 million for the 2005 period.
At June 30, 2006, Replidyne had cash, cash equivalents and short term investments of $95.4 million.
As previously announced, Replidyne completed its initial public offering of 4.5 million common shares at $10 per share effective June 28, 2006. The offering closed on July 3, 2006. On July 28, 2006, the underwriters of its initial public offering partially exercised their over allotment option to purchase an additional 506,000 shares of common stock. It is anticipated that the closing of the offering of the over-allotment of shares will occur on August 2, 2006. Total proceeds from the offering, including exercise of the over allotment and after underwriting discounts, will be approximately $46.6 million. Because the initial public offering closed after the quarter end, proceeds received and shares issued in the initial public offering have been excluded from the amounts reported at June 30, 2006.
“The first six months of 2006 have been a period of extraordinary progress for the Replidyne team,” said Kenneth J. Collins, President and CEO of Replidyne. “This record of accomplishment combined with the strong financial position that we have established, gives us great confidence as we prepare for and execute the next phase of our development.”
Accomplishments
•	In December 2005, Replidyne submitted a New Drug Application (NDA) for faropenem medoxomil seeking approval for four indications; acute bacterial sinusitis, community-acquired pneumonia, acute exacerbation of chronic bronchitis and uncomplicated skin and skin structure infections. The FDA accepted the NDA for review in February 2006.
•	In January 2006, Replidyne initiated Phase II clinical testing of an oral liquid formulation of faropenem medoxomil in pediatric patients with acute otitis media.
•	In February 2006, Replidyne entered into a collaboration and commercialization agreement with Forest Laboratories to co-develop and co-market faropenem medoxomil in the US. Under the Agreement, the Company may receive up to $250 million in upfront and milestone payments of which $60 million have been received to date. In addition, the Company is entitled to receive royalties on any future sales of faropenem medoxomil.
•	In May 2006, Replidyne submitted an Investigational New Drug application (IND) for REP8839, which is being developed in combination with mupirocin for topical use in treating skin and wound infections and for prevention of S.

aureus infections, including MRSA, in hospital settings. In July 2006, Replidyne initiated Phase I clinical trials of REP8839.
•	On July 3, 2006, Replidyne completed its initial public offering of 4,500,000 shares of common stock at a price of $10 per share. On July 28, 2006 the underwriters of the initial public offering exercised their over allotment option for an additional 506,000 shares of common stock that will be issued at $10 per share.
“Assuming approval of two respiratory indications, we anticipate the launch of faropenem medoxomil with our partner, Forest Laboratories in time for the Fall 2007 respiratory infection season in the U.S.,” Mr. Collins added. “Although we believe the efficacy data for acute exacerbation of chronic bronchitis and uncomplicated skin and skin structure infections is strong, we expect that we will likely be required to complete additional clinical trials before these indications will be approved in the U.S. Consequently, we have commenced a placebo-controlled Phase III clinical trial of faropenem medoxomil among adult patients with acute exacerbation of chronic bronchitis.”
Future Milestones
•	The Prescription Drug User Fee Act (PDUFA) date for faropenem medoxomil is October 20, 2006.
•	Completion of the Phase II clinical trial of an oral liquid formulation of faropenem medoxomil for pediatric use among patients with acute otitis media is anticipated in the first half of 2007.
•	Completion of the Phase III placebo-controlled clinical trial of faropenem medoxomil for treatment of acute exacerbation of chronic bronchitis is anticipated in 2007.
•	Completion of Phase I studies for REP8839 for treatment of skin and wound infections is anticipated by year end 2006.
Operations Review
Revenue for the second quarter of 2006 was $4.0 million compared to zero in the second quarter of 2005. The 2006 second quarter amount represents the quarterly portion of the upfront and milestone payments received under the collaboration and commercialization agreement with Forest Laboratories in February 2006 of $1.1 million and contract revenue of $2.9 million for funded activity under the agreement with Forest Laboratories. The upfront and initial milestone payments received from Forest Laboratories are being recognized as revenue on a straight line basis over 13.5 years in accordance with the Company’s revenue recognition policy.
Research and development expenses in the second quarter of 2006 were $9.1 million compared to $6.1 million in the corresponding quarter of 2005. The increase in research and development expense in 2006 reflects investments in the ongoing placebo controlled Phase III clinical trial of faropenem medoxomil among patients with acute exacerbation of chronic bronchitis and the Phase II clinical trial of the oral liquid formulation of faropenem medoxomil among pediatric patients with acute otitis media. Also during the second quarter of 2006, the Company paid $1.5 million to GlaxoSmithKline PLC upon filing the IND for REP8839, which was reported as research and development expense in the quarter. Replidyne has no further financial obligations due under the purchase agreement for REP8839. In addition, costs increased in support of preclinical activities targeted to Replidyne’s discovery research programs including REP8839, C. difficile and DNA replication.
Selling, general and administrative expense for the second quarter of 2006 was $2.9 million compared to $1.2 million in the second quarter of 2005. The increase in these expenses in the 2006 quarter reflects additional personnel and related costs to support the Company’s growth and in preparation for the potential future commercialization of faropenem medoxomil, as well as increased consulting and professional services fees.
Other income, net in the second quarter of 2006 was $1.7 million compared to $0.1 million in the 2005 quarter. The increase in 2006 reflected higher cash and short term investment balances available for investment in the 2006 period.
Replidyne recorded dividends due to preferred stockholders of $2.7 million for the second quarter of 2006 compared to $1.3 million in the second quarter of 2005. The increase in dividends in the 2006 period reflects the issuance of Series D preferred shares in August 2005. All outstanding preferred stock and accumulated dividends were converted into common stock upon closing of the initial public offering on July 3, 2006 and, hence, there will be no further dividends payable to preferred stockholders in future periods.
The FDA has indicated to Replidyne that its proposed commercial name for faropenem medoxomil, Orapem™, will not be approved for use due to the name not being sufficiently differentiated from another commercial drug. The Company will continue to work with Forest Laboratories and the FDA to identify an approved commercial name.
The Company will hold a webcast and conference call to discuss its operations and management’s expectations today, August 1, 2006 at 5.00 PM EDT. To access the webcast, please log on to the Company’s website at www.replidyne.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing (866) 770-7120 (US participants) or +1 (617) 213-8065 (international participants). The participant passcode is 71316072. A replay of the conference call will be available approximately one hour after the completion of the conference call through

Friday, August 11, 2006. Callers can access the replay by dialing (888) 286-8010 (US participants) or +1 (617) 801-6888 (international participants). The audio passcode is 51377412. To access the replay of the webcast, visit the Investor Relations section of the Company’s website at www.replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral, community antibiotic that is expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. A NDA for use of faropenem medoxomil for multiple indications was submitted in December 2005. The Company has entered into a partnership agreement with Forest Laboratories for the development and commercialization of faropenem medoxomil in the US. An IND for Replidyne’s second drug candidate, REP8839, was submitted to the FDA in May 2006. REP8839 is a topical anti-infective product being developed for treatment of skin and wound infections, and the prevention of S. aureus infections, including MRSA infections, in hospital settings. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s Form S-1 filed with the SEC. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
Contact Information:
Mark L. Smith
Chief Financial Officer
(303) 996 5503

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands, except for share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$10,981	$4,353
Short-term investments	84,395	55,067
Receivable from Forest Laboratories	2,933	—
Notes receivable from officers	—	375
Prepaid expenses and other current assets	4,642	275

Total current assets	102,951	60,070
Property and equipment, net	3,092	3,248
Other assets	118	261

Total assets	$106,161	$63,579

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$7,249	$9,154
Current portion of deferred revenue	4,444	—
Current portion of long-term debt, net of discount	—	161

Total current liabilities	11,693	9,315
Deferred revenue, net of current portion	53,855	—
Other long-term liabilities	69	81

Total liabilities	65,617	9,396

Commitments and contingencies
Preferred stock:	142,222	136,815

Stockholders’ deficit:
Common stock	2	2
Treasury stock	(2)	(2)
Deferred stock-based compensation	—	(4)
Accumulated other comprehensive (loss) income	(37)	479
Accumulated deficit	(101,641)	(83,107)

Total stockholders’ deficit	(101,678)	(82,632)

Total liabilities, preferred stock and stockholders’ deficit	$106,161	$63,579

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$4,045	$—	$6,922	$267

Costs and expenses:
Research and development	9,141	6,063	18,110	11,077
Sales, general and administrative	2,859	1,223	4,812	1,909

Total costs and expenses	12,000	7,286	22,922	12,986

Loss from operations	(7,955)	(7,286)	(16,000)	(12,719)

Interest and other income, net	1,747	148	2,090	190

Net loss	(6,208)	(7,138)	(13,910)	(12,529)

Preferred stock dividends and accretion	(2,654)	(1,291)	(5,306)	(2,581)

Net loss attributable to common stockholders	$(8,862)	$(8,429)	$(19,216)	$(15,110)

Net loss attributable to common stockholders per share — basic and diluted	$(5.79)	$(8.31)	$(12.98)	$(16.69)

Weighted average shares outstanding — basic and diluted	1,530,965	1,013,887	1,480,407	905,431

Pro forma net loss attributable to common stockholders per share — basic and diluted	$(0.29)		$(0.67)

Pro forma weighted average shares outstanding — basic and diluted	21,118,631		21,881,027

     The pro forma basic and diluted net loss per share calculations assume the conversion of the Series A, B, C and D preferred stock and related dividends into shares of common stock at the beginning of the period or at the date of issuance if later.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Historical
Numerator:
Net loss attributable to common stockholders	$(8,862)	$(8,429)	$(19,216)	$(15,110)
Denominator:
Weighted average common shares outstanding	1,531	1,014	1,480	905

Net loss attributable to common stockholders per share — basic and diluted	$(5.79)	$(8.31)	$(12.98)	$(16.69)

Unaudited Pro Forma Numerator:
Net loss attributable to common stockholders used above	$(8,862)		$(19,216)
Pro forma adjustment to eliminate dividends and accretion on preferred stock	2,654		5,306

Pro forma net loss attributable to common stockholders	$(6,208)		$(13,910)

Denominator:
Shares used above	1,531		1,480
Pro forma adjustment to reflect weighted average effect of assumed conversion of Series A, B, C and D preferred stock and accrued dividends payable in common stock	19,588		19,331

Shares used to compute pro forma basic and diluted net loss attributable to common stockholders	21,119		21,811

Pro forma net loss attributable to common stockholders per share — basic and diluted	$(0.29)		$(0.67)